Exhibit 99.1

News Release

San Juan Basin Royalty Trust Confirms Resignation of PNC Bank as Trustee and Appointment of Argent Trust Company as Successor Trustee

Houston, Texas, and Dallas, Texas, February 15, 2024 – San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT) announced today that the resignation of PNC Bank (“PNC”) as Trustee of the Trust and appointment of Argent Trust Company, a Tennessee chartered trust company (“Argent”) as successor Trustee is effective as of February 15, 2024. At a Special Meeting of the Trust’s Unit Holders held on January 16, 2024, the Unit Holders of the Trust voted to approve two separate proposals amending the Indenture, the governing document of the Trust, and the appointment of Argent as successor Trustee to PNC.

PNC assumed the administration of the Trust in 2021 through the acquisition of BBVA USA Bancshares, Inc. PNC’s decision to resign is based on its determination that the administration of royalty trusts, such as the Trust, is not part of its long-term strategy. PNC has appreciated the opportunity to serve as Trustee of the San Juan Basin Royalty Trust over the past two years and will continue to collaborate with Argent in the transition as successor trustee.

The Trust will be administered by Argent’s Royalty Trust division, which currently administers seven other publicly traded royalty trusts, in addition to the Trust. “Argent is excited to expand its Royalty Trust service offerings to the Trust,” said Reid Harrell, CEO of Argent Trust Company. “Argent has a long history of both Trust and Mineral Management expertise, so the addition of this relationship is a natural fit for Argent as we continue to grow and expand our book of Royalty Trust business.”

Forward-Looking Statements Any statements in this news release about plans for the Trust, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

Contact:  Argent Trust Company

3838 Oak Lawn Ave., Suite 1720

Dallas, Texas 75219

website: www.sjbrt.com

e-mail: trustee@sjbrt.com

Nancy Willis, Director of Royalty Trust Services

(972) 919-1353